Exhibit 99.1

  Former Executive Director of Merck's Vaccine Research Unit Named Senior Vice
                        President R&D and CSO at VaxGen

      BRISBANE, Calif. - October 19, 2004 - VaxGen Inc. (VXGN.PK) announced today that Kathrin U. Jansen, Ph.D., the former Executive Director of Microbial Vaccine Research for Merck Research Laboratories, has been named Senior Vice President of Research and Development and Chief Scientific Officer for VaxGen. Dr. Jansen will lead a team of more than 40 VaxGen scientists and related personnel and will play a leading role in developing the company's existing investigational vaccines, as well as evaluating and developing new product candidates.

      Dr. Jansen was the scientific leader of the team that successfully developed Merck's Phase III human papillomavirus (HPV) vaccine candidate to prevent genital warts and cervical cancer. Additionally, she was responsible for several bacterial vaccine programs at Merck. Dr. Jansen also headed the clinical assay laboratory responsible for the development and validation of new assays and for the clinical testing of all existing Merck vaccines and vaccine candidates.

      "I believe Kathrin's background in biologic product development for human infectious diseases is a perfect match for VaxGen, and we are delighted to welcome someone of her caliber," said Lance K. Gordon, VaxGen's President and Chief Executive Officer. "Her experience working in a fully integrated company gives her first-hand knowledge of the range of requirements for successful commercial product development. I look forward to having Kathrin bring her leadership and expertise to VaxGen's existing programs and our plans to expand our product portfolio."

      Dr. Jansen joined Merck in 1992 as a research fellow and advanced through a series of positions with increasing responsibility. Prior to Merck, she served from 1989 to 1992 as a research scientist at the Glaxo Institute for Molecular Biology, where she studied the structure and function of a low affinity receptor for IgE (CD23).

      Prior to her career in industry, Dr. Jansen held research positions at Cornell University and Institut fur Mikrobiologie, Marburg, Germany.

      She is an author on 53 scientific articles and the inventor on seven issued patents and numerous patent applications related to vaccine research and development.

      She holds a Ph.D. in Microbiology, with a minor in Biochemistry and Genetics and an undergraduate degree in Biology from Philipps-Universitat, Marburg, Germany.

      VaxGen's Compensation Committee of the Board of the Directors has granted Dr. Jansen a nonqualified stock option for 120,000 shares of the company's common stock with an exercise price per share of $11.40, the last reported sales price as of the close of business on October 15, 2004. The stock option has a contractual life of 10 years and 25% of the stock option shares vest

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on the one-year anniversary of Dr. Jansen's hire date with the remainder to vest in equal monthly installments over the subsequent three years.

      Because the company's stock is not currently quoted on Nasdaq, the company has granted the option outside the 1996 Stock Option Plan on terms substantially similar to grants made to employees under the Plan. The grant was made in compliance with Nasdaq Rule 4350(i)(1)(A)(iv).

      About VaxGen

      VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious disease. Based in Brisbane, Calif., the company is developing vaccines against anthrax and smallpox. For more information, please visit the company's web site at: www.vaxgen.com.

Note: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the Company's ability to develop its existing and vaccine candidates, its ability to acquire and/or develop new product candidates, and the appropriatness of Dr. Jansen as VaxGen's Senior Vice President of R&D and Chief Scientific Officer. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Item 1 of the company's Annual Report on Form 10-K filed by VaxGen on March 30, 2004, under the heading "Additional Business Risks" for a more detailed description of such risks. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contacts:
Media Relations
Kesinee Angkustsiri Yip
Associate Director, Corporate Communications, VaxGen
(650) 624-2304

Investor Relations
Lance Ignon
Vice President, Corporate Affairs, VaxGen
(650) 624-1041